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                                                                    EXHIBIT 10.6

                             ENDORSEMENT AGREEMENT

This agreement is entered into as of this 20 day of August 1999, between Carbite, Inc. a California corporation located at 6330 Nancy Ridge Dr. Suite 107, San Diego CA. 92121 (herein after referred to as "Carbite") and Fuzzy Zoeller Productions, Inc. an Indiana corporation located at P0 Box 1407, New Albany, IN 47151 (herein after referred to as "Zoeller").

Whereas, Zoeller represents it owns all the rights to the Fuzzy Zoeller who is known through the world as a professional golfer; and

Whereas, Carbite manufactures and distributes products world wide; and

Whereas, Carbite is desirous of acquiring the exclusive rights to use Zoeller's name and likeness in promoting the company and products of Carbite, or other brand to be acquired;

Therefore, in consideration of the Agreement herein and for other good valuable consideration, it is agreed to as follows:

1. Zoeller agrees to allow the unlimited worldwide use of Zoeller's name and likeness in the promotion of Carbite products under the Carbite name or other brand to be acquired. The use of the image and direct quotes will be submitted to Zoeller in advance for approval and such approval will not be unreasonable withheld. Carbite agrees not to use Zoeller in the promotion of specific products that will violate the endorsement agreements currently in place.

2. Zoeller will provide a link from www.fuz.com to domains that Carbite will designate. Carbite will provide a link from Carbite domains to www.fuz.com. Zoeller will be available occasionally for on line chats providing time and schedule permitting.

3. Zoeller will carry a Carbite or other brand to be acquired golf bag while competing on the PGA and Senior PGA TOUR, while attending corporate outings and all golf functions and activities in general and continue to conduct himself in a professional manner.
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4. Zoeller will use his best efforts to attempt to use products produced by
   Carbite or other brand to be acquired. At a minimum, Zoeller will use 10 Carbite or other brand to be acquired clubs including Carbite wedges and putter. Carbite agrees to allow Zoeller to continue to play the Daiwa 153 irons until such time as Carbite has an agreement with Daiwa for the continued use of the trademark or Carbite can provide an acceptable replacement. Zoeller will wear a Carbite or company to be acquired shirt for advertising or promotional purposes.

5. Zoeller will occasionally advise and consult with Carbite on golf club design.

6. Zoeller will provide a maximum of 8 days per contract year (dates, times, locations and schedule permitting) for sales and marketing of Carbite or other brand to be acquired products including filming infomercials, trade shows, customer meetings, etc. Carbite agrees to the best of its ability to have as many of these dates as possible at Covered Bridge Golf Course.

7. Zoeller will use his best efforts to aid Carbite in corporate development. Carbite anticipated the need to use Zoeller to periodically meet with investment bankers, investors and shareholders among others to develop and expand relationships that will benefit the company. These meetings will be arranged in advance to meet the time and schedule of Zoeller.

8. Carbite agrees to pay Zoeller according to the following schedule.

   a. For the 6 months following the signing to the contract, $50,000 in cash (to be paid $25,000 upon execution of this agreement and $25,000 in 90 days from this date). $88,000 in Carbite stock payable in the form of compensation stock or as options (number of shares to be determined on the date of execution of this agreement based on the closing price of the stock).

   b. For year 1. $200,000 in cash (to be paid quarterly). $100,000 in Carbite stock payable in the form of compensation stock or as options (number of shares to be determined on February \\19\\th in the year 2000 based on the closing price of the stock on that day).

   c. For year 2. $200,000 in cash (to be paid quarterly). $100,000 in Carbite stock payable in the form of compensation stock or as options (number of shares to be determined on February \\19\\th in the year 2001 based on the closing price of the stock on that day).

   d. For year 3. $275,000 in cash (to be paid quarterly). $225,000 in Carbite stock payable in the form of compensation stock or as options (number of shares to be determined on February \\19\\th in the year 2002 based on the closing price of the stock on that day).
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   e. For year 4. $300,000 in cash (to be paid quarterly). $250,000 in Carbite stock payable in the form of compensation stock or as options (number of shares to be determined on February \\19\\th in the year 2003 based on the closing price of the stock on that day).

   f. For year 5. $325,000 in cash (to be paid quarterly). $250,000 in Carbite stock payable in the form of compensation stock or as options (number of shares to bedetermined on February 19 in the year 2004 based on the closing price of the stock on that day).

9. Carbite agrees to pay all reasonable and necessary expenses involved in sales and marketing or corporate development appearances including first class travel hotel and meal expenses.

10. Zoeller will compete in a minimum of 15 PGA tournaments per year. If for whatever reason, Zoeller plays in less than 15 PGA tournaments in any year, the compensation will be reduced by dividing the compensation by 15 and multiplying by the number of events played.

11. Carbite can terminate the contract for the following reasons,

    a. Zoeller is unable to compete due to serious injury or dies.

    b. Carbite gross sales do not exceed $25,000,000 for the calendar year of 2001.

12. Carbite will indemnify Zoeller from any claims and damages arising from the use of the endorsed product or the endorsement of the products or the advertising of Carbite products.

13. This agreement shall be governed by the laws of the State of California. Any disputes between the parties that can not be resolved will be determined by arbitration according with the American Arbitration Association. The prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements.

14. The contract period shall commence on August 20, 1999 and conclude on February 20,2005 unless sooner terminated, extended or renewed in accordance with this agreement.

15. Nothing contained in this Agreement shall be construed as establishing an employer/employee relationship between Carbite and Zoeller. There shall be no withholdings for tax purposes from any payments due to Zoeller from Carbite.
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16. Neither party shall have any right to grant sublicenses to otherwise assign any of its rights or obligations in this Agreement with out the express written consent of the other party.

17. All notices and statements shall be sent via overnight express to the following addresses.

Carbite, Inc.
6330 Nancy Ridge Dr. Suite 107
San Diego, CA. 92121
Attention:  John Pierandozzi

Fuzzy Zoeller Productions, Inc.
P0 Box 1407
New Albany, IN 47151
Attention:  Dave Lobeck

In Witness, the parties in this Agreement have caused it to be executed as of the \\20\\th day of August 1999.


Date: August 20, 1999
                                    Carbite, Inc.


                                    By:
                                       John Pierandozzi


Date: August 20, 1999
                                    Fuzzy  Zoeller Productions